Exhibit 99.1

Kintara Therapeutics Announces Fiscal Second Quarter 2021 Financial Results and Provides Corporate Update

SAN DIEGO, February 12, 2021 /PRNewswire/ — Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announces its financial results for its fiscal second quarter ended December 31, 2020 and provides a corporate update.

Second Quarter Highlights and Recent Developments:

•

Executed a definitive agreement with the Global Coalition for Adaptive Research (GCAR) to include VAL-083 in its Glioblastoma Adaptive Global Innovative Learning Environment Study (GBM AGILE), a registrational Phase 2/3 clinical trial for glioblastoma multiforme (GBM). GBM AGILE is a patient-centered, adaptive platform trial evaluating multiple therapies for patients with newly-diagnosed and recurrent GBM. Kintara will supply GCAR with the VAL-083 drug along with the funding to support the VAL-083 arm of the study. In turn, GCAR will manage all operational aspects of the study, including site activation and patient enrollment.

•	Initiated patient recruitment for the VAL-083 study arm of GBM AGILE.

•

Announced that VAL-083 is the only therapeutic agent currently being evaluated in all three GBM patient subtypes in GBM AGILE: newly-diagnosed methylated MGMT, newly-diagnosed unmethylated MGMT, and recurrent.

•	Announced positive data updates at the Society of Neuro-Oncology Annual Meeting from ongoing Phase 2 clinical studies in newly-diagnosed first-line, newly-diagnosed adjuvant, and recurrent GBM.

“The second quarter of fiscal year 2021 proved to be an important period of progress, as we continued to advance to the latter stages of clinical development for VAL-083, our first-in-class small-molecule chemotherapeutic, and REM-001, our photodynamic therapy platform that is maintaining development pace in its confirmatory cutaneous metastatic breast cancer study,” commented Saiid Zarrabian, Kintara’s President and Chief Executive Officer. “Certainly, receiving approval from the FDA and GCAR to participate in the GBM AGILE study was a major milestone for the Company, as this is a registrational trial whereby VAL-083 is being evaluated in all three GBM patient subtypes.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2021 SECOND QUARTER ENDED DECEMBER 31, 2020

At December 31, 2020, the Company had cash and cash equivalents of approximately $17.2 million. The cash and cash equivalents at December 31, 2020, along with the proceeds from warrant exercises received subsequent to December 31, 2020, are expected to be sufficient to fund the Company’s planned operations into the fourth quarter of calendar year 2021.

For the three months ended December 31, 2020, the Company reported a net loss of approximately $5.4 million, or $0.22 per share, compared to a net loss of approximately $1.7 million, or $0.15 per share, for the three months ended December 31, 2019. For the six months ended December 31, 2020, the Company reported a net loss of approximately $24.9 million, or

$1.34 per share, compared to a net loss of approximately $3.3 million, or $0.35 per share, for the six months ended December 31, 2019. The increased loss for the six months ended December 31, 2020 compared to the six months ended December 31, 2019 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the Adgero transaction.

Selected Balance Sheet Data (in thousands)

	December 31, 2020	June 30, 2020
	$	$
Cash and cash equivalents	17,158	2,392
Working capital	14,990	176
Total assets	20,489	2,938
Total stockholders’ equity	17,585	263

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	December 31,	December 31,
	2020	2019
	$	$
Research and development	2,584	712
General and administrative	2,794	1,054
Other loss (income)	35	(26)

Net loss for the period	5,413	1,740
Series A Preferred cash dividend	2	2
Series B Preferred stock dividend	4	3

Net loss attributable to common stockholders	5,419	1,745

Basic and fully diluted weighted average number of shares	24,845	11,408
Basic and fully diluted loss per share	0.22	0.15

For the six months ended

	December 31,	December 31,
	2020	2019
	$	$
Research and development	3,941	1,434
General and administrative	4,329	1,967
Merger costs	500	—
In-process research & development	16,094	—
Other loss (income)	67	(55)

Net loss for the period	24,931	3,346
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	3,181	—
Series A Preferred cash dividend	4	4
Series B Preferred stock dividend	9	5

Net loss attributable to common stockholders	28,125	3,355

Basic and fully diluted weighted average number of shares	20,976	9,473
Basic and fully diluted loss per share	1.34	0.35

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs.

Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a “first-in-class”, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara’s internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company’s clinical trials and the GBM AGILE study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company’s operations and clinical trials; the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2020, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K.

CONTACTS:

Investors:

CORE IR

516-222-2560

ir@coreir.com

Media:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com